Exhibit 99.1

FOR IMMEDIATE RELEASE

June 7, 2004

Contacts:	Melanie J. Dressel

President and Chief Executive Officer

Columbia Banking System, Inc.

(253) 305-1911

Cheri J. Folk

President and Chief Executive Officer

Bank of Astoria

(503) 325-2228

COLUMBIA BANKING SYSTEM, INC. TO ACQUIRE

BANK OF ASTORIA FOR $45.8 MILLION

TACOMA, Washington — Columbia Banking System, Inc. (NASDAQ “COLB” - $1.8 billion in assets) and Bank of Astoria, Astoria, Oregon (OTC BD: BKAO - $151.4 million in assets) today announced the signing of a definitive agreement for Columbia to acquire Bank of Astoria in a cash-and-stock deal valued at approximately $45.8 million. Upon completion of the transaction, Columbia’s total assets will approach $2 billion, and the combined entity will have 39 branches.

The boards of both companies unanimously approved the transaction, which is subject to approval by Bank of Astoria’s stockholders, as well as regulators and other customary conditions of closing. The parties expect the transaction to close in the third quarter of 2004.

Terms of the agreement call for Columbia to pay $18.2 million in cash and issue 1,277,750 shares of common stock. Based on the June 4, 2004 closing price of $21.59, the value of the stock consideration is approximately $27.6 million. The transaction is expected to be accretive to Columbia’s 2005 earnings. Bank of Astoria stockholders will have an opportunity to choose between stock and cash consideration within certain limits. To the extent that Columbia shares are received, the exchange is expected to be a tax-free transaction to Bank of Astoria stockholders. Based on Bank of Astoria’s March 31, 2004 financials, the price represents 296% of book value and 19.2x trailing-four-quarters’ earnings.

Under the agreement, Bank of Astoria will join Columbia as a separately operated banking subsidiary in Oregon and will continue to operate under the Bank of Astoria name. This will be Columbia’s initial entry into Oregon. Bank of Astoria operates five branches located in Clatsop and Tillamook counties, where it holds 34.4% and 5.7% deposit share, respectively, in those counties. The five branches are located in Astoria, Warrenton, Cannon Beach, Seaside and Manzanita. The bank specializes in small business financial services.

Cheri Folk, President and Chief Executive Officer of Bank of Astoria explained, “We are very excited to join the Columbia team and leverage the combined resources of our franchises. This transaction is very positive for Bank of Astoria shareholders, customers and employees. Both immediate and long-term benefits will be realized for our current and new customer base through increased lending capacities, as well as an expanded line of competitive products and services. Both of our organizations hold as core values that our success depends upon the vitality of our communities and the satisfaction of our customers.”

Melanie J. Dressel, President and Chief Executive Officer of Columbia Banking System added, “We believe this is an excellent strategic transaction that will provide us a premier Oregon franchise with a strong business culture and a respected team of local bankers. This extends our presence in southwestern Washington to the northern Oregon Coast. The combined financial and management resources should provide a formidable platform for market share gains in Oregon which we believe will result in long term shareholder value.”

Columbia Banking System used RBC Capital Markets as its financial adviser, and Graham & Dunn served as legal counsel. Sandler O’Neill & Partners, LP acted as financial adviser for Bank of Astoria, while Schwabe, Williamson & Wyatt provided legal counsel.

About Columbia Banking System, Inc.

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiary is Columbia Bank, a Washington state-chartered full-service commercial bank. Providing products and services to individuals and the real estate community, Columbia Bank currently operates 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties.

About Bank of Astoria.

Bank of Astoria, which is headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside, Cannon Beach and one branch in Tillamook County: Manzanita. Bank of Astoria was chartered in 1967 by the State of Oregon and is a federally-insured commercial bank. The Bank specializes in small business financial services.

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This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.